Exhibit 99.1

University of Phoenix Releases 2011 Academic Annual Report

PHOENIX, Feb. 2, 2012 – University of Phoenix today announced key findings from its fourth Academic Annual Report, illustrating its commitment to higher education fueled by constant innovation. The report shows an increase in modified graduation rates for associate students and positive student satisfaction. University of Phoenix is consistently working to build degree programs that directly address the shifting economic needs of a skilled workforce and the academic challenges faced by working learners.

“Education must evolve to help students succeed in the 21st century economy, and University of Phoenix is at the forefront of this movement,” said Dr. William J. Pepicello, president of University of Phoenix. “For more than three decades we have been drivers of innovation within higher education by developing adaptive methodologies that help our students achieve their educational and professional goals. This Academic Annual Report is our own report card, providing a transparent measurement of how well we are serving our students’ needs and guiding our continuous improvement.”

Key Findings

Modified Graduation Rates: University of Phoenix’s degree graduation rate is assessed by the federal government’s Integrated Postsecondary Education Data System (IPEDS). The University modified graduation rate, which takes into account the entire University student body, is defined as the percentage of students who completed at least three credits and went on to be degree-complete within 150 percent of normal degree completion time. Data are collected on the number of students entering the institution as degree-seeking students in a particular cohort year.

University of Phoenix’s modified graduation rates for associate degrees reported in 2011 were 34 percent for those graduating within three years and 36 percent within four years, up from 32 percent and 35 percent, respectively, reported in 2010. Bachelor’s degree modified graduation rates declined from the 2010 Academic Annual Report to 31 percent for students who graduate within six years and 33 percent within eight years, both down by 3 percentage points in 2011. Most of the decline can be attributed to an increase in the number of students transferring in with zero credits.

At the master’s level, University of Phoenix’s modified graduation rate is 60 percent for students who graduate within three years and 64 percent within four years.

The University noted that the IPEDS methodology is designed to assess the progress of “traditional students” – those who go directly from high school and study on campus. These “traditional students” make up only 27 percent of the undergraduate population. Working adults and “non-traditional students” make up nearly three-fourths of the U.S. undergraduate population and comprise the majority of the University’s student body. IPEDS only considers

“first-time” college students who complete their entire college program at the same institution. However, many University of Phoenix students enter the University with transfer credits from other institutions.

Student Satisfaction: The University regularly conducts student satisfaction surveys and uses the results to implement change within the school. At the end of each course, the University surveys student satisfaction with the University overall, their instructor, the feedback the instructor provided, the curriculum, and their learning experience. In surveys conducted for the 2011 academic year, using a 10-point scale, students rated all five categories higher than an eight. Additionally, End-of-Program Surveys indicate that students feel their experience at the University was a positive one in all services. The University also uses an external measure of student satisfaction, the National Survey of Student Engagement (NSSE).

Information Literacy: Using the Standardized Assessment of Information Literacy Skills (SAILS) methodology, University of Phoenix senior students compared favorably to senior students at similar institutions in all categories.

Academic Proficiency and Progress: University of Phoenix senior students slightly underperformed senior students at other institutions, according to the ETS® Proficiency Profile (EPP), which measures students’ academic proficiency and progress.

Student Salary Increase: Many University of Phoenix students are employed full time while enrolled. Internal research shows that University of Phoenix students’ average annual salaries while they are enrolled in their program of study increase at higher rates than the overall national average salary increase.

Continuous Improvement

In November 2010, a free University Orientation workshop was implemented to ensure that students with limited prior college experience better understand the time and effort required to be successful in University programs prior to actually enrolling in the University. University Orientation is three weeks long and delivered in the same format as existing classes. Students must complete assignments in a manner similar to the way they will be working in class. Of those who start University Orientation, approximately 80 percent enroll in the University of Phoenix, while approximately 20 percent opt out before incurring any debt. Students who opt out are generally leaving with a positive experience. For students who went through University Orientation and then enrolled in the University, first-course completion rates were higher than prior-year levels.

Some of this retention success can be attributed to the First-Year Sequence. The First-Year Sequence was introduced in February 2010. The First-Year Sequence was designed using a laddering approach to the sequence of courses. Concepts and skills introduced in early classes are reinforced with work in later classes.

Diversity: University of Phoenix’s student body remains diverse; as an example, 18 percent are African American, compared to a national average of 12 percent. Additionally, female students make up two-thirds of the total enrollment at University of Phoenix, as opposed to a little over half of the overall enrollment in colleges and universities nationwide.

In addition, the University’s more than 35,000 faculty members are more diverse than national averages for American colleges and universities. One-third of University of Phoenix’s faculty is non-white. More than 18 percent of University of Phoenix’s faculty is African American, compared to an average of over 6 percent at universities nationwide. Women now make up more than half of University of Phoenix’s faculty. The percentage of female faculty at University of Phoenix rose to 57 percent in 2011 from almost 54 percent in 2010. In comparison, female faculty members make up approximately 47 percent of the post-secondary instructional population nationally.

University of Phoenix’s complete 2011 Academic Annual Report is available at www.phoenix.edu/academicannualreport.

About University of Phoenix

University of Phoenix is constantly innovating to help students balance education and life in a rapidly changing world. Flexible schedules, challenging courses and interactive learning can help students pursue personal and career aspirations without putting their lives on hold. As the flagship university of Apollo Group, Inc., University of Phoenix serves a diverse student population, offering associate, bachelor’s, master’s and doctoral degree programs from campuses and learning centers across the U.S. as well as online throughout the world. For more information, visit phoenix.edu.

Media Contact:

Media Hotline, 602-254-0086

media@phoenix.edu

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